EXHIBIT 99.1

Volcon CEO John Kim provides a UTV product roadmap update

Austin, TX, October 21, 2024 – Volcon ePowersports (NASDAQ: VLCN) is pleased to share a company update video featuring CEO John Kim discussing updates around the latest product lineup.

To watch the full update, visit this https://www.youtube.com/watch?v=Zm7jAv4eQCA

For media inquiries, please contact: media@volcon.com

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About Volcon

Based in the Austin, Texas area, Volcon was founded as the first all-electric power sports company producing high-quality and sustainable electric vehicles for the outdoor community. Volcon electric vehicles are the future of off-roading, not only because of their environmental benefits but also because of their near-silent operation, which allows for a more immersive outdoor experience.

Volcon's vehicle roadmap includes both motorcycles and UTVs. Its first product, the innovative Grunt, began shipping to customers in late 2021 and combines a fat-tired physique with high-torque electric power and a near-silent drive train. The Volcon Grunt EVO, an evolution of the original Grunt with a belt drive, an improved suspension, and seat, began shipping to customers in October 2023. The Brat is Volcon's first foray into the wildly popular eBike market for both on-road and off-road riding and is currently being delivered to dealers across North America. In 2024, Volcon entered the rapidly expanding LUV and UTV market and shipped its first production MN1 unit in October 2024. The new MN1 and HF1 products empower the driver to explore the outdoors in a new and unique way that gas-powered units cannot. They offer the same thrilling performance of a standard LUV / UTV without the noise (or pollution), allowing the driver to explore the outdoors with all their senses.

Volcon Contacts

For Media: media@volcon.com
For Dealers: dealers@volcon.com
For Investors: investors@volcon.com
For Marketing: marketing@volcon.com

For more information on Volcon or to learn more about its complete motorcycle and side-by-side line-up, visit: www.volcon.com

Forward-Looking Statements

Some of the statements in this release and in the video referenced in this release are forward-looking statements, which involve risks and uncertainties. Forward-looking statements in this press release and in the video referenced in this release include, without limitation, whether manufacturers of new products can deliver the new models and they can pass regulatory compliance and testing and the timing of future vehicle launches. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. The Company has attempted to identify forward-looking statements by terminology including ''believes,'' ''estimates,'' ''anticipates,'' ''expects,'' ''plans,'' ''projects,'' ''intends,'' ''potential,'' ''may,'' ''could,'' ''might,'' ''will,'' ''should,'' ''approximately'' or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors. Any forward-looking statements contained in this release speak only as of its date. The Company undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events. More detailed information about the risks and uncertainties affecting the Company is contained under the heading "Risk Factors" in the Company's Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, which are available on the SEC's website, www.sec.gov.

SOURCE: Volcon, Inc.